NEWS RELEASE

DT Midstream Announces Quarterly Dividend

DETROIT, May 5, 2023 – The Board of Directors of DT Midstream, Inc. (NYSE: DTM) has declared a $0.69 per share dividend on its common stock payable Jul. 15, 2023 to shareholders of record at the close of business Jun. 19, 2023.

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About DT Midstream

DT Midstream (NYSE: DTM) is an owner, operator and developer of natural gas interstate and intrastate pipelines, storage and gathering systems, compression, treatment and surface facilities. The company transports clean natural gas for utilities, power plants, marketers, large industrial customers and energy producers across the Southern, Northeastern and Midwestern United States and Canada. The Detroit-based company offers a comprehensive, wellhead-to-market array of services, including natural gas transportation, storage and gathering. DT Midstream is transitioning towards net zero greenhouse gas emissions by 2050, including a plan of achieving 30% of its carbon emissions reduction by 2030. For more information, please visit the DT Midstream website at www.dtmidstream.com.

Investor Relations

Todd Lohrmann, DT Midstream, 313.774.2424

investor_relations@dtmidstream.com